Exhibit 4.2
WARRANT PURCHASE AGREEMENT
     THIS WARRANT PURCHASE AGREEMENT, dated as of July 7, 2006 (this “Agreement”) is entered into by and among LiveWorld, Inc., a Delaware corporation (the “Company”) and J. Walter Thompson U.S.A., Inc., a Delaware corporation (“WPP”).
BACKGROUND
     A. The Company and WPP have entered into a joint venture relationship (the “Joint Venture”) that shall be conducted through a limited liability company (the “LLC”) pursuant to a certain limited liability company operating agreement (the “LLC Agreement”). The parties have also entered into a Voting and Covenant Agreement (the “Voting Agreement” and together with this Agreement and the LLC Agreement, the “Transaction Documents”).
     B. On the terms and subject to the conditions set forth herein and as a condition to entering into the Joint Venture, WPP is willing to receive from the Company, and the Company is willing to issue to WPP, warrants to purchase Company common stock in the amounts and on the terms and conditions set forth herein.
     C. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the form of Warrant (as defined below) attached as Exhibit A.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties intending to be legally bound, agree as follows:
     1. The Warrants.
          (a) Issuance of Warrants. At each Closing (as defined below), the Company agrees to issue to WPP a warrant in the form attached as Exhibit A (each, a “Warrant” and, collectively, the “Warrants”) in such amounts as specified in this Agreement for such Closing. The terms “Closing” and “Closings” refer to the Initial Closing (defined in Section 1(c) below) and subsequent closings (referred to in Section 1(d) below).
          (b) Delivery. The issuance of the Warrants shall take place at Closings to be held at such place and time as specified in this Agreement (each a “Closing Date”). At each Closing, the Company will deliver to WPP the Warrant to be issued at such Closing.
          (c) Initial Closing. The initial Closing (the “Initial Closing”) shall occur on the date of this Agreement. At the Initial Closing, the Company shall issue to WPP (i) a Warrant to purchase one million (1,000,000) shares of Common Stock, par value $0,001 per share (“Common Stock”), of the Company at a per share exercise price of $1.00 and a Warrant to purchase one million (1,000,000) shares of Common Stock at a per share exercise price of $1.10, each of which shall otherwise be in the form of Exhibit A. Together, such Warrants to be issued at the Initial Closing are referred to as the “2006 Warrants.”
          (d) Subsequent Closings. A subsequent Closing shall occur in each of the years 2008, 2009 and 2010, with each Closing occurring on the tenth (10th) Business Day following the Company’s publication of its prior fiscal year’s financial results, but in no event later than March 31st of each such year. An additional subsequent Closing shall occur in 2011 (or as soon thereafter as is practical) following such time as all revenue that was recognized in 2010 is either collected or determined not to be reasonably collectible (with any such excluded revenue not being included in the calculation set forth in Section 1(e) below). For purposes of this Agreement, the term “Business Day” means any day on which commercial banks are open for business in the State of Delaware.
          (e) Warrant Quantity in Subsequent Closings.
     In each subsequent Closing, a Warrant shall be issued for the number of shares (the “Warrant Quantity”) equal to:
(A) sixty-six point six percent (66.6%) multiplied by (B) the JV Net Revenue Contribution Portion (as defined below) multiplied by (C) the LiveWorld Fully Diluted Shares (as defined below) and then reduced (D) by the number of shares for which Warrants have been previously issued pursuant to this Agreement.
     In the event the Warrant Quantity is zero or fewer shares, no Warrant shall be issued in the applicable year. In addition, notwithstanding the above, at the time of grant the number of shares for which a Warrant is initially exercisable shall be subject to the following limitations:
               (i) The Warrant issued in 2008 (the “2007 Warrant”), shall not be issued for greater than that number of shares that is equal to (A) ten percent (10%) of the LiveWorld Fully Diluted Shares (as measured as of December 31, 2007) minus (B) the number of shares for which the 2006 Warrants were exercisable upon issuance (as adjusted for stock splits, stock combinations, stock dividends and the like).
               (ii) The Warrant issued in 2009 (the “2008 Warrant”), shall not be issued for greater than that number of shares that is equal to (A) twenty percent (20%) of the LiveWorld Fully Diluted Shares (as measured as of December 31, 2008) minus (B) the number of shares for which the 2006 and 2007 Warrants were exercisable upon issuance (as adjusted for stock splits, stock combinations, stock dividends and the like).
               (iii) The warrant issued in 2010 (the “2009 Warrant”), shall not be issued for greater than that number of shares that is equal to (A) thirty percent (30%) of the LiveWorld Fully Diluted Shares (as measured as of December 31, 2009) minus (B) the aggregate number of shares for which the 2006, 2007 and 2008 Warrants were exercisable upon issuance (as adjusted for stock splits, stock combinations, stock dividends and the like).

               (iv) The warrant issued in 2011 (based upon average annual revenue for the period beginning January 1, 2009 and ending December 31, 2010) (the “2010 Warrant”), shall not be issued for greater than the Warrant Quantity calculation for that period minus the number of shares for which the 2006, 2007, 2008 and 2009 Warrants were exercisable upon issuance (as adjusted for stock splits, stock combinations, stock dividends and the like).
     Subject to Sections 5 and 12 of the Sales Representative Agreement of even date herewith by and between the Company and the LLC (the “Sales Representative Agreement”), the term “JV Net Revenue Contribution Portion” means the aggregate Revenues (as defined in the Sales Representative Agreement) provided by the Joint Venture and recognized by the Company in the two calendar years preceding the calendar years in which the calculation is made reduced by (i) the sales commission paid by the Company to the Joint Venture on said Revenue and (ii) any Revenue included in the JV Net Revenue Contribution Portion in each prior year that was not recognized or collected as anticipated, with the resulting sum divided by the aggregate Net Revenues of the Company for the two calendar years preceding the calendar year in which the calculation is made.
     The term “LiveWorld Fully Diluted Shares” means the actual outstanding shares of Common Stock (excluding treasury stock, if any), plus the number of shares of Common Stock issuable upon the conversion of any outstanding convertible securities of the Company or upon exercise of any options or warrants or similar derivative instruments of the Company, including any Warrants, as calculated by the Company in good faith and set forth (with reasonable supporting documentation) in a certificate of the Company’s Secretary dated not more than 30 days prior to the date of the relevant Closing.
     The term “Net Revenues” means the revenues set forth on the Company’s financial statements.
          (f) Warrant Exercise Price in Subsequent Closings.
     The exercise price for the 2007, 2008, 2009 and 2010 Warrants shall each be determined pursuant to the following formula:
               (i) Any Warrant that would result in WPP (including its affliates and transferees) holding a beneficial interest of forty-nine percent (49%) or less of the LiveWorld Fully Diluted Shares at the time of issuance shall have a per share exercise price equal to the greater of: (i) the Floor Price (as defined below) and (ii) fifty-five (55%) of the average closing price of Company Common Stock for the period of November 1st to December 31st preceding the applicable Closing Date at which the Warrant is issued.
               (ii) Any Warrant that would result in WPP (including its affiliates and transferees) holding a beneficial interest of more than forty-nine percent (49%) of the LiveWorld Fully Diluted Shares at the time of issuance shall have a per share exercise price equal to the greater of: (i) the Floor Price and (ii) one hundred thirty percent (130%) of the average (A) closing price of the Common Stock, if the principal market for the Common Stock is then NASDAQ or a national exchange, or (B) the closing bid and asked quotations, if the principal market for the Common Stock is then the pink sheets, for the period of November 1st to December 31st preceding the applicable Closing Date at which the Warrant is issued.
     The “Floor Price” shall equal $1.10 for the 2007 Warrant; $1.20 for the 2008 Warrant; $1.30 for the 2009 Warrant and $1.40 for the 2010 Warrant (all as adjusted for stock splits, stock combinations, stock dividends, and the like).
          (g) Change of Control. The Company shall give the holder of the greatest number of Shares (as indicated on the Company’s books of record) (assuming the exercise of all Warrants) (the “Primary Holder”) written notice of any proposed or pending Change of Control (as defined in the form of Warrant attached as Exhibit A) at least twelve (12) Business Days prior to the consummation of such Change of Control (notice so given being deemed “Timely Notice”); provided that if the Company is not then aware of such proposed or pending Change of Control the Company shall give the Primary Holder notice of such transaction promptly after it learns of such event. In the event of a Change of Control the Company shall deliver to the Primary Holder a Warrant (the “Pro-Rated Warrant”) for a number of Shares calculated in the manner that would be applicable to the next scheduled Closing, provided that for the purposes of such calculation (i) the period used in the determination of JV Net Revenue Contribution Portion shall end on the last day of the fiscal quarter preceding the Warrant issue date and (ii) the sixty (60) days preceding the Warrant issue date shall be substituted for the period of November 1st to December 31st preceding the applicable Closing Date for purposes of paragraph (f) above. The Pro-Rated Warrant shall be delivered to the Primary Holder (i) at least five (5) Business Days before the consummation of a Change of Control if the Primary Holder received Timely Notice of such Change of Control, or (ii) within 10 Business Days after a Change of Control if the Primary Holder did not receive Timely Notice of such Change of Control.
     2. Representations and Warranties of the Company. The Company represents and warrants to WPP as of the date of this Agreement, as set forth below in this Section 2. The parties agree that the Company’s liability for any breach of a representation or warranty any damages shall be limited to direct damages; there shall be no recovery for any incidental, exemplary, punitive, indirect, special or consequential damages.
          (a) Organization and Authority. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of Delaware and is in good standing under such laws. The Company has all requisite legal right, power and authority (corporate or other) to own or hold under lease and operate its properties and assets, to carry on its business as presently conducted and as proposed to be conducted, to execute and deliver this Agreement and the other Transaction Documents, to issue the Warrants hereunder and to sell and issue the Common Stock issuable upon exercise of the Warrants, and to carry out and perform its obligations under the terms of this Agreement, the other Transaction Documents and the Warrants. The Company is duly qualified or licensed and in good standing as a corporation duly authorized to do business in each state or jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification or licensing necessary, except where the failure to do so would not have a material adverse effect on the Company’s business, assets or financial condition. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, joint venture, limited liability company, trust or estate, or organization comprising five percent (5%) or more of the equity of such corporation, association, partnership, joint venture, limited liability company, trust or estate, or organization.
          (b) Capitalization. There are presently a sufficient number of shares of Common Stock authorized and reserved for issuance upon the exercise or conversion of all of the outstanding options, warrants, convertible securities and other rights to purchase shares of Common Stock. Immediately following each Closing the Company will have reserved a sufficient number of shares of Common Stock for issuance upon exercise of all of the Warrants issued at such Closing.
          (c) Authorization. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby have been duly authorized by all necessary actions on the part of the Company. Each of the Transaction Documents is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
     3. Representations and Warranties of WPP. WPP represents and warrants to the Company as of the date of this Agreement and as of each Closing as follows:
          (a) Authority. WPP has full legal capacity, power and authority to execute and deliver each Transaction Document and to perform its obligations hereunder. Each of the Transaction Documents is a valid and binding obligation of WPP, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
          (b) Securities Law Compliance. WPP has been advised that the Warrants and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. WPP is purchasing the Warrants to be acquired by WPP hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. WPP has such knowledge and experience in financial and business matters that WPP is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. WPP is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.
          (c) Access to Information. WPP acknowledges that the Company has given WPP access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by WPP, and has furnished WPP with all documents and other information required for WPP to make an informed decision with respect to the purchase of the Warrants.

     4. Miscellaneous.
          (a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of each of the Company and WPP.
          (b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.
          (c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.
          (d) Successors and Assigns. Subject to the restrictions on transfer described in the Warrant and other Transaction Documents, the rights and obligations of the Company and WPP under this Agreement shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company may not assign its rights and obligations under this Agreement without the prior written consent of WPP
          (e) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and WPP and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
          (f) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to WPP, at 125 Park Avenue, New York, New York 10017, Attention: Mary Ellen Howe, facsimile No. 212-632-2222, or at such other address or facsimile number as WPP shall have furnished the Company in writing or (ii) if to the Company, at 170 Knowles Drive, Suite 211, Los Gatos, California 95032, Attention: Chief Executive Officer, facsimile No. 408-871-5301 or at such other address or facsimile number as the Company shall have furnished to WPP in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four Business Days after being deposited in the U.S. mail, first class with postage prepaid. A copy of any notice to WPP hereunder shall be delivered to each of (x) WPP Group USA, Inc., 125 Park Avenue, New York, New York 10017, Attention: Roel Smits, facsimile No. 212-632-2250 and (y) Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Esq., facsimile No. 212-468-4888.
          (g) Termination. This Agreement shall terminate on the earlier to occur of (i) December 31, 2012 or (ii) except as set forth in Section l(g) above, immediately prior to a Change of Control, and except as set forth in such Section l(g), upon such termination no party to this Agreement shall have any further rights under this Agreement or any Transaction Document to receive Warrants.

          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.
(Signature Page Follows)

     The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

LIVEWORLD, INC. a Delaware corporation

By: Name:	/s/ Peter Friedman Peter Friedman
Title:	CEO

J. WALTER THOMPSON U.S.A., INC. a Delaware corporation

By: Name:	/s/ Thomas Neuman Thomas O. Neuman
Title:	Assistant Treasurer
Signature Page to Warrant Purchase Agreement

Exhibit A
FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.
Void after
                    , 200___
LIVEWORLD, INC.
WARRANT
     This Warrant is issued to                      by LiveWorld, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Warrant Purchase Agreement dated as of July 7, 2006 (the “Warrant Purchase Agreement”) entered into between J. Walter Thompson U.S.A., Inc. (“WPP”) and the Company.
     1. Purchase of Shares. Subject to the terms and conditions set forth below and in the Warrant Purchase Agreement, the holder of this Warrant (the “Holder”) is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below), set forth in Section 2(c) below at the applicable Exercise Price
     2. Right to Exercise.
          (a) Direct Competitor means a company that is primarily or significantly in the same line of business as the Company which is defined as the consulting about and/or the creation of and/or the operation of private label and/or branded online community services including but not limited to any or any combination of: moderation and/or moderation tools, community management and/or community management tools, research and reporting services and tools, dialogue mining and analysis services and/or tools, application hosting of online dialogue and user authoring services including but not limited to: message forums, blogs, chats, groups, profiles, photo albums, guest books, home pages, calendars, file sharing, friends lists, webcasts, polls, surveys, focus groups, conversation analysis, instant messaging, email, alerts, and any loyalty marketing, customer support or business intelligence services based on any or any combination of the preceding items.
          (b) Exercise Price. The exercise price for the Shares shall be $  per share (such price, as adjusted from time to time as set forth in Section 6 below, is referred to as the “Exercise Price”)

          (c) Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on                     , 20___ (the date of its issuance) and expiring on the earlier of (a) ___, 2___ (the tenth anniversary of its issuance) or (b) immediately prior to the consummation of a Change of Control (as defined below) if the Primary Holder (defined in Section 2(e) below) received Timely Notice (as defined below) of such Change of Control. If the Primary Holder has not received Timely Notice, the right of the Holder to exercise the Warrant shall be suspended from and after the Change of Control, unless and until either (i) the Company’s Board of Directors does not make the Election (as defined in Section 2(f) below) or (ii) the Election is made, but the purchase of the Warrants does not occur within one month thereafter.
          (d) Shares Issuable Upon Exercise. This Warrant shall be exercisable for ___ shares of common stock of the Company, par value $0.001 per share (“Common Stock”), subject to adjustment as provided in Section 7 below (“Shares”).
          (e) Change of Control. The term “Change of Control” shall mean (i) any transaction involving the sale of all or substantially all of the assets of the Company; (ii) any transaction in which the Company grants or sells to a third party an exclusive license of all or substantially all of the intellectual property of the Company; or (iii) any transaction in which the holders of voting securities of the Company immediately prior to the transaction or series of related transactions will own less than a majority of the voting securities of the Company immediately after such transaction(s), including the acquisition of shares by third parties in private or open market transactions. The Company shall give the holder of the greatest number of Shares (assuming the exercise of all Warrants)(the “Primary Holder”) written notice of any proposed or pending Change of Control at least twelve (12) Business Days prior to the consummation of such Change in Control (notice so given being deemed “Timely Notice”); provided that if the Company is not then aware of such proposed or pending Change in Control the Company shall give the Primary Holder notice of such transaction promptly after it learns of such event (notice so given being deemed “Late Notice”). Any Timely Notice or Late Notice shall include the principal terms of the Change of Control, including but not limited to the price per share of Common Stock to be received by the Company’s stockholders and the identity of the other party or parties to such transaction. The term “Business Day” means any day on which commercial banks are open for business in the State of Delaware.
          (f) Purchase Right. If the Company fails to give the Primary Holder Timely Notice of a Change of Control, then upon the affirmative election of the Company’s Board of Directors made within 10 Business Days after such Change in Control (the “Election”), the new holders of a majority of the voting securities of the Company shall have the right to purchase this Warrant at a cost equal to (i) the price paid per share for the shares of Common Stock in the Change of Control minus the exercise price per share of this Warrant multiplied by (ii) the number of shares issuable upon the exercise of this Warrant. Upon receipt of such payment by the Holder, the Warrant shall be null and void.
     3. Method of Exercise. While this Warrant remains outstanding and exercisable, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

               (i) the surrender of the Warrant, together with a completed Notice of Exercise in the form attached as Exhibit A to the Secretary of the Company at its principal offices; and
               (ii) the payment to the Company in cash (or pursuant to net exercise as provided in Section 4 below) or other consideration approved by the Company in its sole discretion in an amount equal to the aggregate Exercise Price for the number of Shares being purchased.
     4. Net Exercise. In lieu of paying cash to exercise this Warrant, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

X =	Y (A — B) A

Where

X –	The number of Shares to be issued to the Holder.

Y –	The number of Shares for which this Warrant is being exercised (which shall include both the number of Shares issued to the Holder and the number of Shares subject to the portion of the Warrant being cancelled in payment of the Exercise Price).

A –	The fair market value of one Share.

B –	The Exercise Price (as adjusted to the date of such calculations).
     For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing bid and asked prices of Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published on the NASDAQ Web Site (or if not published there then published in a comparable venue as determined by the Company) for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as determined in good faith by the Company’s Board of Directors.
     5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable after delivery of the completed Notice of Exercise and payment for the shares.
     6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, folly paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

     7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
          (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Common Stock as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per Share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
          (b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.
          (c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
     8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
     9. Representations of the Company.
          (a) The Company represents that all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant have been taken.

          (b) The Company shall at all times while this Warrant is outstanding keep reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant.
     10. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:
          (a) This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).
          (b) The Holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The Holder further understands that the Warrant Shares have not been qualified under the California Securities Law of 1968 (the “California Law”) nor other state securities law by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, as well as other state securities laws, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent expressed above.
          (c) The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.
          (d) The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.
          (e) The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.
     11. Restrictive Legend.
     The Shares (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST

BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.
THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT NO CHARGE), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.
     At the request of the Holder, the Company shall replace each such certificate with a certificate free of the (i) the first legend when the Company determines, upon advice of its counsel, that such legend is no longer legally required, and (ii) the second legend in connection with any transfer of the Shares represented by such certificate in a public offering or pursuant to Rule 144 under the Act (“Rule 144”).
     12. Warrant Transferability. Subject to compliance with the terms and conditions of this Section 12, this Warrant, and all rights hereunder are transferable only to an affiliate (as defined in Rule 405 under the Act) of WPP that is an accredited investor within the meaning of Rule 501 of Regulation D and which is not a Direct Competitor of the Company and upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer.
     With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Holder’s counsel, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 12 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. In addition, the Shares shall be subject to the terms, conditions and restrictions on transfer set forth in the Voting and Covenant Agreement between the Company and WPP dated as of July 7, 2006. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.
     13. Rights of Stockholders. The Holder of this Warrant shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.
     14. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one Business Day after the Business Day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one Business Day after the Business Day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, to WPP at its address as set forth in the Warrant Purchase Agreement, or at such other address or facsimile number as the Holder shall have furnished the Company in writing, with copies of any such notice to each of (x) WPP Group USA, Inc., 125 Park Avenue, New York, New York 10017, Attention: Roel Smits, facsimile No. 212-632-2250 and (y) Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Esq., facsimile No. 212-468-4888, and (ii) if to the Company, at the address of its principal corporate offices (attention: President), with a copy to Page Mailliard, Wilson Sonsini Goodrich & Rosati, PC, 650 Page Mill Road, Palo Alto, California 94304 or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above.
     15. “Market Stand-Off” Agreement. The Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however that such market stand-off time period shall not exceed ninety (90) days.
     The Holder agrees to provide to the other underwriters of any public offering such further agreements as such underwriter may reasonably request in connection with this market stand-off agreement, provided that the terms of such agreements are substantially consistent with the provisions of this Section 15. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     Notwithstanding the foregoing, (i) the obligations described in this Section 15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction, and (ii) this market stand-off agreement shall have no force or effect unless all other holders of record of at least five (5) percent of the Company’s outstanding voting securities and all Company board members and officers holding outstanding voting securities shall have entered into a substantially similar agreement with a market stand-off time period of at least the same duration.

     16. Registration of Shares.
          (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for equityholders other than the Holder) any of its equity securities under the Act in connection with the public offering of such securities solely for cash (other than a registration statement (i) on Form S-8 or successor form relating to the sale of securities to employees of the Company pursuant to an equity option, equity purchase or similar plan , or (ii) on Form S-4 or successor for a transaction of a type described in Rule 145 under the Act), the Company shall, at such time, promptly give the Holder written notice of such proposed registration. Upon the written request of the Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 16(c), endeavor to cause to be registered under the Act all of the Shares that the Holder has requested to be registered. The Company shall have no obligation under this Section 16 to make any offering of its securities, or to complete an offering of its securities that it proposes to make or to complete the registration of any Shares if it does not complete the offering of the securities it proposes to make, and shall incur no liability to the Holder for its failure to do so.
          (b) The Company promptly shall provide the Holder with such copies of the final prospectus contained in the registration statement after it becomes effective as the Holder shall reasonably request. In addition, the Company shall use reasonable efforts to keep the registration statement effective for a period ending on the earlier of (x) one hundred and eighty (180) days, or (y) until the Holder has completed the distribution referred to in such registration statement or (z) when all such Shares can be sold without limitation under Rule 144.
          (c) Notwithstanding anything contained herein to the contrary, the Company shall be entitled, in the event the registration statement has been declared effective, to withdraw the registration statement or to instruct the Holder in writing not to sell or distribute any Shares (a “Delay”), which instruction Holder shall comply with, as long as the reason for non-disclosure continues, if the Company would be required to disclose in the Registration Statement the existence of any fact relating to a material business situation, transaction or negotiation, or would be required to disclose information that the Company has not otherwise made public, in each case, that the Company reasonably determines is in the best interests of the Company not to disclose at such time, provided that the Company shall only be entitled to a Delay for the shortest reasonable period of time (not to exceed ninety (90) days) from the date of the determination. Such right of the Company to Delay may not be exercised more than once in any twelve (12) month period.
          (d) It shall be a condition precedent to the obligations of the Company to include the Shares of the Holder in a registration statement that the Holder shall furnish to the Company such information regarding itself, the Shares and other securities of the Company held by it, and the intended method of disposition of such securities as shall be (i) required to effect the registration of the Holder’s Shares and (ii) requested by the Company.
          (e) The Holder shall (i) reasonably cooperate with the Company in connection with the preparation and filing of the registration statement and execute and deliver any agreements or instruments reasonably requested by the Company or its counsel in connection therewith and (ii) upon discovery that, or upon the happening of any event as a result of which, the registration statement (or any prospectus included therein), as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made (as determined by the Company or its counsel in its sole discretion), forthwith discontinue its disposition of Shares pursuant to the registration statement, until such time as the Holder has received a supplemented or amended prospectus from the Company relating thereto. The Company agrees to use its best efforts to prepare any necessary amendments or supplements to an effective registration statement as soon as reasonably practicable after the same becomes necessary and to provide to the Holder quantities of such amendments or supplements reasonably sufficient for the distribution thereof.
          (f) The Company shall indemnify and hold harmless the Holder and its officers, directors, employees, members, agents, affiliates and control persons (each of the foregoing, a “Holder Indemnitee”) who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state any fact or omission to state a fact necessary to make the facts stated under the circumstances not materially misleading, in the registration statement or any amendment or supplement thereto or to the prospectus incorporated therein from and against any claim, losses, liabilities, costs and expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) (“Loss”‘) actually and reasonably incurred by any such Holder Indemnitee in connection with such claim, action, suit or proceeding or the defense thereof for which such Holder Indemnitee has not otherwise been reimbursed, except to the extent such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in conformity with information furnished by any such Holder Indemnitee in writing specifically for use in such registration statement or prospectus; provided, however, that the Company shall not be liable in any case in which a settlement is effected without its prior written consent, not to be unreasonably withheld. Each Holder shall indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and control persons and each underwriter, if any, of Company securities (each of the foregoing, a “Company Indemnitee”) who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state any fact or omission to state a fact necessary to make the facts stated under the circumstances not materially misleading, in the registration statement or any amendment or supplement thereto or to the prospectus incorporated therein from and against any Loss actually and reasonably incurred by any such Company Indemnitee in connection with such claim, action, suit or proceeding or the defense thereof for which such Company Indemnitee has not otherwise been reimbursed, to the extent (but only to the extent) such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in strict conformity with information furnished by any such Holder Indemnitee in writing specifically for use in such registration statement or prospectus; provided, however, that a Holder shall not be liable in any case in which a settlement is effected without its prior written consent, not to be unreasonably withheld and provided, further, that the total amounts payable by a Holder under this section shall not exceed the net proceeds received by such Holder in the registered offering from which such Loss arose.

          (g) In connection with any offering involving an underwriting of shares of the Company’s equity, the Company shall not be required under Section 16(a) to include any of the Holder’s Shares in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Shares, requested by equityholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Shares, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling equityholders according to one of the following methodologies, as directed by the Company (i) the total amount of securities entitled to be included therein owned by each selling equityholder, (ii) the total amount of securities owned by each equityholder, which may be calculated on a fully diluted or an as-outstanding basis, as determined by the Company, or (iii) or in such other proportions as shall mutually be agreed to by such selling equityholders).
          (h) In connection with any registration in which any of the Shares are included, the Company shall make available for inspection by WPP Group plc and any attorney, accountant or other agent retained by the Holder (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties and other pertinent information of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all pertinent information reasonably requested by any such Inspector in connection with such Registration Statement.
          (i) The Company shall comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable after the effective date of any registration statement covering any of the Shares (and in any event within 16 months thereafter), an earnings statement (which need not be audited) covering the period of at least 12 consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
          (j) The Company shall pay all expenses incurred by the Company in complying with this Section 16, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, state Blue Sky fees and expenses, fees and expenses of counsel for the Company and the expense of any special audits incident to or required by any such registration. All expenses incurred by a selling Holder, including expenses of counsel to such Holder or Holder(s) and all underwriting discounts and selling commissions shall be paid by such selling Holder.
          (k) The registration right pursuant to Section 16(a) above shall terminate upon the earlier of (i) March 31, 2014 and (ii) all Shares issued or issuable upon exercise of the Warrant may be sold within a given three (3) month period pursuant to Rule 144.

     17. Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.
     18. Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company, of the Holder and of the holder of the Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.
     19. Waivers and Amendment. Any provision of this Warrant may be waived, amended or modified upon the written consent of the Company and either (i) the holder of the Warrant or (ii) the holders of majority of the Shares issued or issuable upon exercise of all Warrants issued under the Warrant Purchase Agreement.
     Issued this ___ day of                     .

`

LIVEWORLD, INC.

By:

Title:

CONFIRMED HOLDER

By:

Title:

EXHIBIT A
NOTICE OF EXERCISE
TO: LIVEWORLD, INC.

Attention: President
     1. The undersigned hereby elects to purchase                      Shares of                     pursuant to the terms of the attached Warrant.
     2. Method of Exercise (Please initial the applicable blank):

___	The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

___	The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.
     3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)
     4. If this Warrant is being exercised by means of a cash payment, the undersigned hereby represents and warrants that the above Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Section 10 of the attached Warrant (including Section 10 (e) thereof) are true and correct as of the date hereof.

     5. The undersigned confirms its obligations under Section 15 of the Warrant, regarding its Market Stand-Off Agreement, and all other provisions of the Warrant.

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B
FORM OF TRANSFER
(To be signed only upon transfer of Warrant)
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                               the right represented by the attached Warrant to purchase                      shares of                                          of LiveWorld, Inc. to which the attached Warrant relates, and appoints                      Attorney to transfer such right on the books of                     , with fulll power of substitution in the premises.
Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of:
                                       & nbsp;